Exhibit 99.01

                               [LOGO OF FRONTIER]

                                                  FRONTIER AIRLINES, INC.
                        CONTACT                   Frontier Center One
                        Joe Hodas                 7001 Tower Road
                        Frontier Airlines         Denver, CO 80249
NEWS                    720-374-4504              P 720.374.4200  F 720.374.4375
FOR IMMEDIATE RELEASE   jhodas@flyfrontier.com    frontierairlines.com

           FRONTIER AIRLINES REPORTS FISCAL THIRD QUARTER 2006 RESULTS

DENVER (January 26, 2006) - Frontier Airlines, Inc. (Nasdaq: FRNT) today reported a net loss of $10.3 million, or $0.28 cents per diluted common share, for the airline's third fiscal quarter ended December 31, 2005 compared to a net loss of $11.1 million, or $0.31 cents per diluted common share, for the same period last year. Included in the net loss for the three months ended December 31, 2005 were the following items before the effect of income taxes: unrealized losses on fuel hedges of $1.5 million and gains of $0.3 million related primarily to the sale of Boeing parts held for sale. These items, net of income taxes, increased Frontier's net loss by $.03 cents per diluted common share. Included in the net loss for the quarter ended December 31, 2004 were the following items before the effect of income taxes: a gain on the sale of assets of $0.1 million, a write down of $0.7 million of the carrying value of expendable Boeing 737 inventory, and an unrealized loss on fuel derivative hedges of $3.2 million. These items, net of income taxes, increased Frontier's net loss by $.07 cents per diluted common share.

CHIEF EXECUTIVE OFFICER'S COMMENTS

Frontier President and CEO Jeff Potter said, "While this quarter's results are in stark contrast with the previous quarter's profits, we once again saw several promising indicators. Our mainline passenger revenue increased almost 20 percent as we carried 14 percent more passengers on capacity growth of only nine percent. In addition, our year-over-year mainline average fare improved for the fourth straight quarter, increasing almost two percent on a year-over-year basis. However, the resulting nine percent increase in mainline revenue per available seat mile (RASM), was overshadowed by three significant aberrations to our fiscal performance--a 35 percent year-over-year increase in fuel cost per gallon; an estimated $4.8 million in lost revenue due to the disruption of our Cancun and Cozumel service as a result of Hurricane Wilma; and an estimated $1.2 million in lost revenue due to the discontinuation of service to New Orleans as a result of Hurricane Katrina."

"Outside of the significant fiscal impact of fuel and hurricanes, we did have several operational bright spots during the quarter including a number of record-breaking load factor days during the December holiday period. It has taken our company and all of our employees several years of hard work and effort to become the preferred carrier for an ever-increasing number of travelers in Denver, and we don't intend to cede that position. We have built our product to be the best in the industry and with our fares being on equal footing in the Denver market, we have every confidence that customers will continue to choose the superior product that offers them the greatest value, which is Frontier."

OPERATING HIGHLIGHTS

Mainline passenger revenue increased 19.4 percent as mainline revenue passenger miles (RPMs) grew at a rate of 9.2 percent during the fiscal third quarter, while mainline capacity growth as measured by mainline available seat miles
(ASMs) increased 8.6 percent from the same quarter last year. As a result, the airline's mainline load factor was 72.1 percent for its fiscal third quarter of 2006, 0.4 load factor points more than the airline's mainline load factor of
71.7 percent during the same quarter last year. The airline's mainline breakeven load factor, excluding special items, for the fiscal third quarter 2006 decreased 1.3 load factor points from 76.0 percent to 74.7 percent. Frontier's mainline breakeven load factor, excluding special items, decreased from the prior comparable period as a result of an increase in our total mainline RASM of
10.3 percent, which was significantly offset by an increase in our mainline cost per available seat mile (CASM) to 9.32 cents during the quarter ended December 31, 2005, primarily due to increases in fuel costs, from 8.80 cents during the quarter ended December 31, 2004, a 5.9 percent increase.

During the fiscal third quarter 2006, the airline's mainline passenger RASM increased 9.2 percent to 8.68 cents from the same quarter last year. The increase in mainline RASM was due to the combination of the 8.5 percent increase in mainline yield per RPM and slightly improved year-over-year load factor. Mainline average length of haul decreased 4.1 percent on a year-over-year basis, primarily because the prior year included traffic from the Company's focus city, Los Angeles, which the Company subsequently discontinued.

Mainline fuel cost per gallon, excluding unrealized hedging losses, averaged $2.17 during the quarter ended December 31, 2005, compared to an average of $1.55 during the quarter ended December 31, 2004, an increase of 40 percent.

Senior Vice President and Chief Financial Officer Paul Tate discussed unit costs for the airline's quarter ended December 31, 2005, stating, "Even with our more traditional hub and spoke model, we achieved a four percent decline in year-over-year CASM excluding fuel, to 6.17 cents from 6.43 cents, further strengthening our position as one of the industry's low cost producers. This cost savings was achieved despite a nine percent year-over-year mainline passenger unit revenue increase and a four percent length of haul decrease."

The airline's current unrestricted cash and short-term investments and working capital as of December 31, 2005 was $222.7 million and $113.9 million, respectively. This compares to the Company's unrestricted cash and short-term investments and working capital for the same period last year of $149.0 million and $55.9 million, respectively.

The airline's fleet in service on December 31, 2005 consisted of 16 owned Airbus A319 and A318 aircraft and 33 leased Airbus A319 and A318 aircraft.

BUSINESS DEVELOPMENTS DURING THE QUARTER INCLUDED:

    o   Closed a $92 million convertible debt offering.

    o   Frontier's maintenance personnel ratified a three-year contract.

    o Added Acapulco and Cozumel to Frontier's Mexico service, bringing the total number of Mexico cities served to seven.

    o Received approval to serve Cancun with non-stop service from Indianapolis beginning in March 2006.

    o Ranked number one in "On Time Arrival Performance" among all carriers at the 33 largest airports in America for the month of September and in the top five for on time arrival performance for four consecutive months.

    o   Hired Chris Collins as new Senior Vice President of Operations.

    o Renewed contract with Intrawest Colorado to be the "Official and Exclusive Airline of Winter Park and Copper Mountain."

    o Expanded service to five of Frontier's top markets, including Salt Lake City, Dallas, Phoenix, Las Vegas and Chicago-Midway.

    o Received prestigious "Outstanding Corporation" award from Volunteers of America, recognizing Frontier's significant community contributions.

Potter concluded, "As we enter the final quarter of our fiscal year, we have several challenges, principally in the form of record high fuel prices. However, we have an even greater number of opportunities in front of us. Specifically, we have announced our intention to enter the Canadian market. We will receive the first of six new aircraft deliveries for the calendar year that will provide the capacity for significant expansion with new frequencies and destinations. While we recognize that the increased competition in our hometown market of Denver will generate new pressures, we face that competition with the confidence that comes from knowing that we have a product that is second to none, a continued company-wide focus on cost containment that is yielding results, and an employee group that will accept nothing less than the very best from one another and from this company.

"In light of our positive momentum, and assuming fuel remains at an average of $2 per gallon, we anticipate that our coming quarter will produce better earnings results than last year's March quarter, with results expected to be approximately break-even."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on January 27, 2006, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at www.frontierairlines.com or using the following URL:
http://www.vcall.com/IC/CEPage.asp?ID=99836.

Currently in its 12th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 4,600 aviation professionals. With 49 aircraft and the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 47 destinations in 28 states spanning the nation from coast to coast and to seven cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for seven consecutive years. In July 2005, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of, and expense associated with, expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport to accommodate the expansion of our operations; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and their impact on oil production; operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government's policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexico markets from the U.S. under recent changes to the bilateral agreement in place between the two countries; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel prices, and various risk factors to our business discussed in our reports filed with the Securities and Exchange Commission. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2005 and a Form 8-K filed on November 29, 2005. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                          -Financial Tables To Follow-

                             FRONTIER AIRLINES, INC.
                           SELECTED BALANCE SHEET DATA
                                   (unaudited)

                                      DECEMBER 31,    DECEMBER 31,
                                         2005            2004
                                     -------------   -------------
BALANCE SHEET DATA (IN THOUSANDS):
Cash, cash equivalents and
  short-term investments             $     222,680   $     148,989
Current assets                             346,151         239,441
Total assets                               916,986         750,021
Current liabilities                        232,238         183,535
Long-term debt                             410,866         287,153
Total liabilities                          681,069         509,148
Stockholders' equity                       235,917         240,873
Working capital                            113,913          55,906

                             FRONTIER AIRLINES, INC.
                            STATEMENTS OF OPERATIONS
      FOR THE THREE MONTHS AND NINE MONTHS ENDED DECEMBER 31, 2005 AND 2004
                                   (unaudited)

                                                             THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                       ------------------------------    ------------------------------
                                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                           2005             2004             2005             2004
                                                       -------------    -------------    -------------    -------------
Revenues:
    Passenger - mainline                               $ 217,812,040    $ 182,360,545      655,276,441    $ 539,971,428
    Passenger - regional partner                          23,489,827       21,582,231       69,834,655       62,618,444
    Cargo                                                  1,461,832        1,188,514        4,053,577        3,862,018
    Other                                                  4,198,861        3,106,181       12,631,427        8,643,425
                                                       -------------    -------------    -------------    -------------
            Total revenues                               246,962,560      208,237,471      741,796,100      615,095,315
                                                       -------------    -------------    -------------    -------------
Operating expenses:
    Flight operations                                     35,187,555       32,545,417      104,097,155       96,107,230
    Aircraft fuel                                         77,649,123       53,806,536      208,391,165      138,524,787
    Aircraft lease                                        23,370,956       23,034,636       70,273,868       64,232,862
    Aircraft and traffic servicing                        35,183,456       32,287,621      101,050,337       95,208,836
    Maintenance                                           18,487,070       19,170,439       57,015,422       57,326,354
    Promotion and sales                                   19,851,722       18,738,362       60,368,849       57,827,342
    General and administrative                            12,481,000       12,827,674       36,802,629       35,155,449
     Operating expenses - regional
     partner                                              29,143,742       24,012,344       79,569,264       68,874,118
    Aircraft lease and facility exit costs                        --               --        3,364,515               --
    (Gains) losses on sales of assets, net                  (273,565)        (119,565)        (964,742)         484,666
    Impairments                                                   --          658,424               --        5,259,624
    Depreciation                                           7,545,117        6,559,021       21,079,516       19,783,602
                                                       -------------    -------------    -------------    -------------
            Total operating expenses                     258,626,176      223,520,909      741,047,978      638,784,870
                                                       -------------    -------------    -------------    -------------
            Operating income                             (11,663,616)     (15,283,438)         748,122      (23,689,555)
                                                       -------------    -------------    -------------    -------------
Nonoperating income (expense):
    Interest income                                        2,559,727        1,049,917        5,835,209        2,406,186
    Interest expense                                      (5,709,068)      (3,384,302)     (14,870,882)      (9,405,161)
    Other, net                                               (53,016)         341,287         (203,441)         172,570
                                                       -------------    -------------    -------------    -------------
Total nonoperating income (expense), net                  (3,202,357)      (1,993,098)      (9,239,114)      (6,826,405)
                                                       -------------    -------------    -------------    -------------
Loss before income tax expense                           (14,865,973)     (17,276,536)      (8,490,992)     (30,515,960)

Income tax benefit                                        (4,575,753)      (6,218,492)      (2,372,376)     (10,802,228)
                                                       -------------    -------------    -------------    -------------
Net loss                                               $ (10,290,220)   $ (11,058,044)   $  (6,118,616)   $ (19,713,732)
                                                       =============    =============    =============    =============
Loss per share:
            Basic and diluted                          $       (0.28)   $       (0.31)   $       (0.17)   $       (0.55)
                                                       =============    =============    =============    =============
Weighted average shares of common stock outstanding:
            Basic and diluted                             36,187,528       35,623,885       36,127,533       35,612,440
                                                       =============    =============    =============    =============

                             FRONTIER AIRLINES, INC.
                        COMPARATIVE OPERATING STATISTICS

                                              THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                 DECEMBER 31                                DECEMBER 31
                                           ------------------------                   ------------------------
                                              2005          2004         CHANGE          2005          2004         CHANGE
                                           ----------    ----------    ----------     ----------    ----------    ----------
SELECTED OPERATING DATA - MAINLINE:

Passenger revenue (000s)                   $  217,812    $  182,361          19.4%    $  655,276    $  539,971          21.4%

Revenue passengers carried (000s)               1,872         1,644          13.9%         5,784         4,978          16.2%

Revenue passenger miles (RPMs) (000s)       1,774,114     1,625,146           9.2%     5,555,093     4,928,415          12.7%

Available seat miles (ASMs)(000s)           2,461,668     2,267,686           8.6%     7,326,080     6,862,911           6.7%
Passenger load factor                            72.1%         71.7%          0.4 pts.      75.8%         71.8%          4.0 pts.
Break-even load factor(1)                        74.7%         76.0%         (1.3)pts.      75.2%         74.4%          0.8 pts.

Block hours                                    50,968        45,725          11.5%       149,323       136,786           9.2%

Departures                                     20,835        18,136          14.9%        61,338        54,723          12.1%

Average seats per departure                     129.4         129.9          (0.4)%        129.4         130.2          (0.6)%

Average stage length                              913           963          (5.2)%          923           963          (4.2)%

Average length of haul                            948           989          (4.1)%          960           990          (3.0)%

Average daily block hour utilization             11.3          10.7           5.6%          11.4          11.2           1.8%

Yield per RPM (cents) (2), (3)                  12.04         11.10           8.5%         11.65         10.87           7.2%

Total yield per RPM (cents) (3)                 12.60         11.49           9.7%         12.10         11.21           7.9%

Yield per ASM (cents) (3)                        8.68          7.95           9.2%          8.84          7.81          13.2%

Total yield per ASM (cents)                      9.08          8.23          10.3%          9.17          8.05          13.9%

Cost per ASM (cents)                             9.32          8.80           5.9%          9.03          8.30           8.8%

Fuel expense per ASM (cents)                     3.15          2.37          32.9%          2.84          2.02          40.6%

Cost per ASM excluding fuel (cents) (4)          6.17          6.43          (4.0)%         6.19          6.28          (1.4)%

Average fare                               $   104.72    $   102.92           1.7%    $   103.42    $   101.14           2.3%

Average aircraft in service                      49.0          46.4           5.6%          47.8          44.4           7.7%

Aircraft in service at end of period             49.0          46.0           6.5%          49.0          46.0           6.5%

Average age of aircraft at end of period          2.4           2.8         (14.3)%          2.4           2.8         (14.3)%

Average fuel cost per gallon               $     2.21    $     1.64          34.8%    $     1.98    $     1.39          42.4%

Fuel gallons consumed (000's)                  35,076        32,725           7.2%       105,329        99,483           5.9%

                             FRONTIER AIRLINES, INC.
                        COMPARATIVE OPERATING STATISTICS,
                                    CONTINUED

                                                 THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                    DECEMBER 31                                DECEMBER 31
                                              ------------------------                   ------------------------
                                                 2005          2004         CHANGE          2005          2004         CHANGE
                                              ------------------------    ----------     ----------    ----------    ----------
SELECTED OPERATING DATA - REGIONAL PARTNER:

Passenger revenue (000s)                      $   23,490    $   21,582           8.8%    $   69,835    $   62,618          11.5%

Revenue passengers carried (000s)                    228           221           3.2%           695           657           5.8%

Revenue passenger miles (RPMs) (000s)            156,565       129,301          21.1%       442,278       403,012           9.7%

Available seat miles (ASMs) (000s)               215,077       185,673          15.8%       608,194       554,022           9.8%

Passenger load factor                               72.8%         69.6%          3.2 pts       72.7%         72.7%            -

Yield per RPM (cents)(2)                           15.00         16.69         (10.1)%        15.79         15.54           1.6%

Yield per ASM (cents)                              10.92         11.62          (6.0)%        11.48         11.30           1.6%

Cost per ASM (cents)                               13.55         12.93           4.8%         13.08         12.43           5.2%

Average fare                                  $   103.13    $    97.51           5.8%    $   100.54    $    95.24           5.6%

Aircraft in service at end of period                   9             9             -              9             9             -

                                                 THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                    DECEMBER 31                                DECEMBER 31
                                              ------------------------                   ------------------------
                                                 2005          2004         CHANGE          2005          2004         CHANGE
                                              ------------------------    ----------     ----------    ----------    ----------
SELECTED OPERATING DATA - COMBINED:

Passenger revenue (000s)                      $  241,302    $  203,943          18.3%    $  725,111    $  602,589          20.3%

Revenue passengers carried (000s)                  2,100         1,865          12.6%         6,479         5,635          15.0%

Revenue passenger miles (RPMs) (000s)          1,930,679     1,754,447          10.0%     5,997,371     5,331,427          12.5%

Available seat miles (ASMs) (000s)             2,676,745     2,453,359           9.1%     7,934,274     7,416,933           7.0%

Passenger load factor                               72.1%         71.5%          0.6 pts.      75.6%         71.9%          3.7 pts.

Yield per RPM (cents) (2)                          12.28         11.51           6.7%         11.96         11.23           6.5%

Total yield per RPM (cents) (3)                    12.79         11.87           7.8%         12.37         11.54           7.2%

Yield per ASM (cents)                               8.86          8.23           7.7%          9.04          8.07          12.0%

Total yield per ASM (cents)                         9.23          8.49           8.7%          9.35          8.29          12.8%

Cost per ASM (cents)                                9.66          9.11           6.0%          9.34          8.61           8.5%

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of the mainline break-even load factor is as follows:

                                                         THREE MONTHS ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31              DECEMBER 31
                                                       ----------------------    ----------------------
                                                         2005         2004         2005         2004
                                                       ---------    ---------    ---------    ---------
                                                           (In thousands)            (In thousands)
Net loss                                               $  10,290    $  11,058    $   6,119    $  19,714
Income tax benefit                                         4,576        6,218        2,372       10,802
Passenger revenue                                        217,812      182,361      655,276      539,971
Revenue - regional partner                                23,490       21,582       69,835       62,618

Charter revenue                                           (4,251)      (2,006)      (7,959)      (4,045)
Operating expenses - regional partner                    (29,144)     (24,012)     (79,569)     (68,874)
                                                       ---------    ---------    ---------    ---------
Passenger revenue - mainline (excluding
 charter and regional partner revenue)
 required to break even (based on GAAP
 amounts)                                              $ 222,773    $ 195,201    $ 646,074    $ 560,186

Non-GAAP adjustments:

    Aircraft and facility lease exit costs                     -            -       (3,365)           -

    Gain (losses) on sales of assets                         274          120          965         (485)

    Impairment and other related charges                       -         (658)           -       (5,260)

    Unrealized derivative gain                            (1,529)      (3,202)      (2,254)         432
                                                       ---------    ---------    ---------    ---------
Passenger revenue- mainline (excluding charter
 and regional partner revenue) required to break-even
 (based on adjusted amounts)                           $ 221,518    $ 191,461    $ 641,420    $ 554,873
                                                       =========    =========    =========    =========

THE CALCULATION OF THE BREAK-EVEN LOAD FACTOR FOLLOWS:

                                                         THREE MONTHS ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31              DECEMBER 31
                                                       ----------------------    ----------------------
                                                         2005         2004         2005         2004
                                                       ---------    ---------    ---------    ---------
CALCULATION OF MAINLINE BREAK-EVEN LOAD FACTOR USING
 GAAP AMOUNTS:
Passenger revenue - mainline  (excluding
 charter and regional partner revenue)
 required to break even (based on GAAP
  amounts) ($000s)                                     $ 222,773    $ 195,201    $ 646,074    $ 560,186
Mainline yield per RPM (cents)                             12.04        11.10        11.65        10.87
                                                       ---------    ---------    ---------    ---------
Mainline revenue passenger miles (000s) to
 break even assuming constant yield per RPM            1,850,274    1,758,568    5,545,700    5,153,505
                                                       ---------    ---------    ---------    ---------
Mainline available seat miles (000's)                  2,461,668    2,267,686    7,326,080    6,862,911
                                                       =========    =========    =========    =========
Mainline break-even load factor using GAAP amounts          75.2%        77.6%        75.7%        75.1%
                                                       =========    =========    =========    =========

CALCULATION OF MAINLINE BREAK-EVEN LOAD FACTOR USING
 NON-GAAP AMOUNTS:

Passenger revenue (excluding charter and
 regional partner revenue) required
 to break even (based on adjusted
 amounts) ($000s)                                      $ 221,518    $ 191,461    $ 641,420    $ 554,873
Mainline yield per RPM (cents)                             12.04        11.10        11.65        10.87
                                                       ---------    ---------    ---------    ---------

Mainline revenue passenger miles (000s) to
 break even assuming constant yield per RPM            1,839,851    1,724,139    5,505,751    5,102,653
                                                       ---------    ---------    ---------    ---------
Mainline available seat miles (000's)                  2,461,668    2,267,686    7,326,080    6,862,911
                                                       =========    =========    =========    =========
Mainline break-even load factor using non-GAAP amounts      74.7%        76.0%        75.2%        74.4%
                                                       =========    =========    =========    =========
Difference                                                   0.5%         1.6%         0.5%         0.7%

2. "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                                         THREE MONTHS ENDED         NINE MONTHS ENDED
                                                            DECEMBER 31               DECEMBER 31
                                                       ----------------------    ----------------------
                                                         2005          2004        2005         2004
                                                       ---------    ---------    ---------    ---------
Passenger revenues - mainline, as reported             $ 217,812    $ 182,361    $ 655,276    $ 539,971
   Less: charter revenue                                   4,251        2,006        7,959        4,045
                                                       ---------    ---------    ---------    ---------
Passenger revenues - mainline excluding charter          213,561      180,355      647,317      535,926
   Add:  Passenger revenues - regional partner            23,490       21,582       69,835       62,618
                                                       ---------    ---------    ---------    ---------
Passenger revenues, system combined                    $ 237,051    $ 201,937    $ 717,152    $ 598,544
                                                       =========    =========    =========    =========

4. This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.